Exhibit 99.1

TransDigm Acquires the Aerospace Business of Franke Aquarotter

CLEVELAND, April 1, 2015 /PRNewswire/ — TransDigm Group Incorporated (NYSE: TDG) announced today that it acquired the aerospace business of Franke Aquarotter GmbH (“the Company”) for approximately $75 million in cash on March 31, 2015.

The Company, whose name going forward will be Adams Rite Aerospace GmbH, is located in Ludwigsfelde, Germany and employs approximately 50 people. The Company manufactures proprietary faucets and related products for use on commercial transports and regional jets. Major platforms include the Airbus A320, A330, A380 and Bombardier and Embraer regional jets. Approximately 65% of revenue is derived from the commercial aftermarket and almost all revenue is proprietary and sole source.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated, stated, “Franke Aquarotter has long been a premier manufacturer of proprietary lavatory products with established positions on high use platforms, significant aftermarket content and an outstanding reputation. The highly engineered products are used on almost every Airbus commercial transport platform. The business fits well with TransDigm and will be combined with our Adams Rite lavatory product line in Fullerton, California. As with all TransDigm acquisitions, we see opportunities for significant value creation through our proven value creation methodology.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo delivery systems.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to failure to complete or successfully integrate the acquisition; that the acquired business does not perform in accordance with our expectations; and other factors. Further information regarding important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com